Exhibit 10.8

Cohen & Steers Capital Management, Inc.

280 Park Avenue, 10th Floor

New York, NY 10017

January 24, 2023

Cohen & Steers Income Opportunities REIT, Inc.

c/o Cohen & Steers Capital Management, Inc.

280 Park Avenue, 10th Floor

New York, NY 10017

Ladies and Gentlemen:

In connection with the acquisition by Cohen & Steers Capital Management, Inc., a New York corporation (the “Investor”), of shares of common stock in Cohen & Steers Income Opportunities REIT, Inc., a Maryland corporation (the “REIT”), the Investor hereby agrees, represents, warrants and confirms to the REIT as follows:

(a)     The Investor hereby agrees to purchase $125,000,000 of shares of common stock of the REIT, consisting of $124,800,000 of Class P shares (the “Class P Shares”), par value $0.01 per share, as expressed in the amount set forth in the books and records of the transfer agent, SS&C Technologies, Inc. (the “Investor Commitment”), and $200,000 of Class I shares (the “Class I Shares”), par value $0.01 per share (the “Initial Commitment”), on the terms provided for in the REIT’s Articles of Amendment and Restatement (as amended from time to time, the “Charter”) and the REIT’s Bylaws (as amended from time to time, the “Bylaws” and, together with the Charter, the “Operative Documents”), upon acceptance of this subscription by the REIT. It is hereby acknowledged that the Initial Commitment was made by the Investor on October 3, 2022 in exchange for 20,000 shares of the REIT’s Class I Shares. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Operative Documents. The Investor and the REIT hereby agree as follows:

i.

The Investor will purchase Class P Shares in the amount of the Investor Commitment at a purchase price equal to the most recently determined transaction price for the Class P Shares (which is deemed to be $10.00 until the last calendar day of the month during which the REIT makes its first investment and thereafter at a price per share generally equal to the prior month’s net asset value (“NAV”) per share for such Class P Shares). The Investor agrees to purchase Class P Shares on such dates and in such amounts (not to exceed in the aggregate the amount of the Investor Commitment) as determined by the REIT in its sole discretion; provided that the REIT shall provide the Investor at least ten (10) business days’ notice of any requested funding of all or a portion of the Investor Commitment; provided, further, that the Investor may agree to waive such notice period. The REIT hereby accepts the Investor Commitment.

ii.

The Investor, as a holder of Class P Shares, shall not be subject to any upfront selling commissions, dealer manager fees, stockholder servicing fees or the performance participation payable to the Special Limited Partner;

iii.

The Investor is subject to a two-year repurchase restriction; provided, thereafter, the REIT will only process repurchases of the Class P Shares held by the Investor after all other stockholder repurchase requests have been processed;

iv.

The Investor, in its capacity as the “Advisor” pursuant to that certain Advisory Agreement among the REIT, Cohen & Steers Income Opportunities Operating Partnership, L.P., a Delaware limited partnership, and the Investor (as amended from time to time, the “Advisory Agreement”), has agreed to (i) waive its management fee with respect to the Class P Shares for the first twelve (12) months following the initial commitment of the private offering of the Class P Shares, and (ii) advance all of the REIT’s organization and offering expenses through the earlier of (i) December 31, 2025 or (ii) the month that the REIT’s aggregate NAV is at least $1.0 billion; provided, in the event that the Investor is terminated as the Advisor to the REIT, it would be entitled to full reimbursement of organizational and offering expenses it incurred on the REIT’s behalf at such time.

v.

In the event an affiliate of the Investor no longer serves as the investment adviser to the REIT or otherwise manages the REIT then (i) the Investor’s obligation to purchase Class P Shares shall immediately terminate and (ii) the REIT will be obligated to repurchase the Investor Commitment and the Initial Commitment at the then current NAV thereof.

(b)     The Investor acknowledges that the Class P Shares have not been registered and are not expected to be registered under the U.S. Securities Act of 1933, any securities laws of any state of the United States or the laws of any other jurisdiction. The Investor also understands that (i) sales or transfers of the Class P Shares are further restricted by the provisions of the Operative Documents and (ii) the REIT is not registered as an “Investment Company” under the U.S. Investment Company Act of 1940, as amended, in reliance upon an exemption from such registration.

(c)     The Investor understands that this Subscription Letter (the “Subscription Letter”), including all representations, warranties, agreements and other provisions hereof, shall be binding upon the Investor and the Investor’s legal representatives, successors and assigns.

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This Subscription Letter is governed by and shall be construed in accordance with the laws of the State of New York and will be deemed effective as of January 24, 2023.

Very truly yours,

Cohen & Steers Capital Management, Inc.

By:	/s/ Francis C. Poli
Name: Francis C. Poli
Title: Executive Vice President, General Counsel and Secretary

ACCEPTED AND AGREED BY:

Cohen & Steers Income Opportunities REIT, Inc.

By:	/s/ Arjun Mahalingam
Name:	Arjun Mahalingam
Title:	Chief Financial Officer and Treasurer

For a capital subscription equal to $125 million

Signature Page to Subscription Letter